UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KFORCE INC.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders To Be Held June 17, 2008

Dear Shareholder:

On Tuesday, June 17, 2008, Kforce Inc. will hold its 2008 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605. The Board of Directors cordially invites all shareholders to attend the meeting which will begin at 8:00 a.m., Eastern Time.

We are holding this meeting to:

1.	Elect three Class II directors to hold office for a three-year term expiring in 2011;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2008; and

3.	Attend to other business properly presented at the meeting.

Your Board of Directors has selected April 17, 2008, as the record date for determining shareholders entitled to vote at the meeting.

This proxy statement, proxy card and Kforce’s 2007 Annual Report to Shareholders are being mailed on or about May 5, 2008. Whether or not you plan to attend the annual meeting, please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing, signing, and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.

If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph J. Liberatore
Secretary

Tampa, Florida

May 5, 2008

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because Kforce’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Kforce to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Tuesday, June 17, 2008, at 8:00 a.m., Eastern Time, at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	What may I vote on?

A:	The election of three Class II directors to hold office for a three-year term expiring in 2011 and the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2008.

Q:	How does Kforce’s Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the proposals.

Q:	Who is entitled to vote?

A:	Only those who owned Kforce common stock at the close of business on April 17, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to submit your proxy by either: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the proposals.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Q:	Can I change my vote?

A:	You have the right to change your vote at any time before the meeting by:

(1)	notifying Kforce’s Corporate Secretary, Joseph J. Liberatore, that you have revoked your proxy;

(2)	voting in person;

(3)	returning a later-dated proxy card;

(4)	voting through the Internet at http://www.investorvote.com at a later date; or

(5)	voting through the toll-free telephone number by calling 1-800-652-VOTE (8683) at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, April 17, 2008, 40,189,941 shares of Kforce common stock were outstanding. Every holder of Kforce common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Kforce common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for the proposals to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at a meeting at which a quorum is present. With regard to the proposal for the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2008, the proposal must receive the affirmative vote of a majority of the shares entitled to vote on the matter.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Joseph J. Liberatore, Kforce’s Senior Vice President, Chief Financial Officer and Secretary and Michael Blackman, Kforce’s Senior Vice President of Investor Relations, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered accountants for the fiscal year ending December 31, 2008, and in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:	For Shares Directly Registered in the Name of the Shareholder. Shareholders with shares registered directly with Computershare Trust Company, N.A. (“Computershare”), Kforce’s transfer agent, may vote on the Internet at the following address on the World Wide Web: http://www.investorvote.com. They will be required to provide the Control Numbers contained on their proxy cards. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered shareholder must be received by 11:59 p.m. (Eastern Time) on June 16, 2008.

For Shares Registered in the Name of a Bank or Brokerage. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on June 16, 2008.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Shareholders eligible to vote at the Annual Meeting, using a touch-tone telephone, may also vote by calling (toll free) 1-800-652-VOTE (8683) and following the recorded instructions.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Kforce is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet Service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by January 5, 2009. In addition, the proxy solicited by the Board for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 21, 2009.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board has nine directors who are divided into three classes serving staggered three-year terms. The classes relate to the director’s term of office. At each annual meeting of shareholders, the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. At the 2008 Annual Meeting, you and the other shareholders will elect three individuals, which are identified below, to serve as Class II directors for a three-year term expiring at the 2011 Annual Meeting. All of the nominees are currently directors of Kforce; elected by the shareholders. Pursuant to the marketplace rules of The Nasdaq Stock Market (the “NASDAQ Rules”) and the laws and regulations of the SEC (the “SEC Rules”), the Board determined that the individuals nominated by the Board are independent except for Mr. Richard M. Cocchiaro who is not independent.

The individuals named as proxies will vote the enclosed proxy for the election of the individuals nominated by the Board unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

Nominees for Election, Class II Directors

Terms Expire in 2011

John N. Allred, 61, has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. Mr. Allred was a director at Source Services Corporation (“Source”) prior to its merger with Kforce in 1998 and served in various capacities with Source from 1976 to 1993 including Vice President (1987-1993), Regional Vice President (1983-1987) and Kansas City Branch Manager (1976-1983).

Richard M. Cocchiaro, 53, has served as a director of Kforce since its formation in August 1994. He currently serves as Vice Chairman. Previously, Mr. Cocchiaro served as Vice President of National Accounts for Kforce from 2000 to 2004, Vice President of Strategic Alliances for Kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).

A. Gordon Tunstall, 63, has served as a director of Kforce since October 1995. He is the founder of, and for more than 25 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc. and Discount Auto Parts, Inc.

Continuing Directors, Class III Directors

Terms Expire in 2009

W. R. Carey, Jr., 60, has served as a director of Kforce since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America’s largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey is the National Chairman of the Council of Growing Companies and has served on the Board of Directors of Lime Energy Corp. since March 2006. Mr. Carey previously served on the Board of Directors of Outback Steakhouse, Inc. from 1992 to June 2007.

David L. Dunkel, 54, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Mark F. Furlong, 51, has served as a director of Kforce since July 2001. He currently serves as the CEO of Marshall & Ilsley Corporation (since April 2007) and has served as President of Marshall & Ilsley Corporation since July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.

Continuing Directors, Class I Directors

Terms Expire in 2010

Elaine D. Rosen, 55, has served as a director of Kforce since June 2003. Ms. Rosen currently serves as a consultant for a variety of clientele. From 2001-2004, Ms. Rosen served as the Chair of the Capital Campaign for Preble Street Resource Center, a collaborative for the homeless and low income community in Portland, Maine, a volunteer position. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America. Ms. Rosen serves as trustee or director of several non-profit organizations and is also a director of AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Downeast Energy Corp., a provider of heating products and building supplies, and is the Chair of the Board of The Kresge Foundation.

Ralph E. Struzziero, 63, has served as a director of Kforce since October 2000. Since 1995, Mr. Struzziero has operated an independent business consulting practice. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, Downeast Energy Corp, a provider of heating products and building supplies.

Howard W. Sutter, 59, has served as Kforce’s director since its formation in 1994. Mr. Sutter currently serves as Vice Chairman, and oversees mergers and acquisitions. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994).

Vote Required

The three nominees for election as Class II directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the three nominees for Class II directors who receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

During 2007, the Board of Directors (the “Board”) held four meetings and Committees of the Board held a total of 17 meetings. Each director attended 100% of the total number of meetings of (a) the Board (held during the period for which they were a director) and (b) the Committees on which they served (during the periods that they served).

The Board considers all major decisions. The Board, however, has established the following five standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Nomination Committee and an Executive Committee. The written charters of the Audit Committee, Compensation Committee and Nomination Committee adopted by the Board are available on the Investor Relations section of our website at http://www.kforce.com.

The following table describes the current members of each of the Committees and the number of meetings held during 2007.

	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	NOMINATION	EXECUTIVE
John N. Allred *	X		X	X
W.R. Carey, Jr. *	X	X	X	Chair
Richard M. Cocchiaro **					X
David L. Dunkel **					Chair
Mark F. Furlong *	Chair	X	X
Elaine D. Rosen *		Chair	X	X
Ralph E. Struzziero *		X	Chair
Howard W. Sutter **					X
A. Gordon Tunstall *			X		X
Number of Meetings	5	4	4	4	0

*	The Board has determined that these members are independent pursuant to the NASDAQ Rules and the SEC Rules.
**	The Board has determined that these members are not independent pursuant to the NASDAQ Rules and the SEC Rules.

Audit Committee

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts for this purpose. The Audit Committee has the sole responsibility for the selection, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibilities, the Audit Committee selects, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms, and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and Kforce.

Other responsibilities of the Audit Committee include reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; reviewing with management and the independent auditors Kforce’s annual and quarterly financial results, financial statements and results of the independent auditors’ reviews of such financial information; reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems, or difficulties; conferring with the independent auditors with regard to the adequacy of internal accounting controls; reviewing with the independent auditors (a) all critical accounting policies and practices, (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences as well as meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately.

The Audit Committee also oversees Kforce’s internal audit function and compliance with procedures for the receipt, retention and treatment of complaints received by Kforce regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of Kforce of concerns regarding accounting or auditing matters.

Each member of the Audit Committee is independent within the meaning of the NASDAQ Rules and SEC Rules. The Board has determined that Mr. Furlong is an “audit committee financial expert,” as defined by SEC Rules. The Audit Committee’s responsibilities are more fully set forth in its written charter.

Compensation Committee

The Compensation Committee reviews overall compensation and employee benefit policies and practices; reviews and recommends to the Board the adoption of, or amendments to, stock option, stock-based incentive, or stock purchase plans; approves any grants or awards under any long-term incentive program; and prepares an annual report on our executive compensation policies and practices as required by SEC rules. The Compensation Committee may meet in executive sessions (excluding the Chief Executive Officer) from time to time. The Compensation Committee has the authority to retain consultants, advisors and legal counsel, provided that the Compensation Committee shall obtain the concurrence of the full Board in advance for any extraordinary expenses. During the fiscal year ended December 31, 2006, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”), an independent consulting firm, to complete an analysis of Kforce’s executive compensation program. PM&P was engaged to compare the annual and long-term incentive compensation levels for Kforce’s Chief Executive Officer and the other NEOs (collectively referred to as, the “NEOs”) to the competitive market for similar executive talent and make any necessary recommendations to the Committee. The Compensation Committee requested PM&P to review Kforce’s Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement, as prepared by management and outside legal counsel. For further information regarding the work performed by PM&P, please see the discussion below under the heading “Compensation Discussion and Analysis.”

Each member of the Compensation Committee is independent within the meaning of the NASDAQ Rules and SEC Rules. The compensation of directors serving on the Compensation Committee is determined by the Board. The Compensation Committee’s responsibilities are more fully set forth in its written charter.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to encourage and enhance communication among independent directors. Each member of the Corporate Governance Committee is independent within the meaning of the NASDAQ Rules and SEC Rules, and each member of the Board who is independent within the meaning of these rules serves on the Corporate Governance Committee.

Nomination Committee

The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board.

As set forth in the general guidelines established pursuant to its charter, the Nomination Committee strives for directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness; and (c) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Each member of the Nomination Committee is independent within the meaning of the NASDAQ Rules and SEC Rules. The Nomination Committee’s responsibilities are more fully set forth in its written charter.

Executive Committee

The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.

Kforce has no formal policy on director attendance at the Annual Meeting of Shareholders. Mr. Dunkel attended Kforce’s 2007 Annual Meeting of Shareholders.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct that is applicable to all employees of Kforce, including the chief executive officer, chief financial officer and chief accounting officer. The Code of Ethics and Business Conduct is available on the Investor Relations section of our website at http://www.kforce.com.

Transactions with Related Persons

In 2007, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the Securities and Exchange Commission.

Review, Approval or Ratification of Transactions with Related Persons

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Kforce and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Kforce and its shareholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that Kforce would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are consistent with the best interests of Kforce and its shareholders. While the Board does not currently have a written policy in which the Board evidences its policies and procedures regarding the review, approval or ratification of transactions with related persons, it is confident that the Audit Committee adequately reviews and approves, ratifies or denies all related party transactions, and all potential related party transactions, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

Directors’ Compensation

The following table shows the annual compensation of our non-NEO directors for the fiscal year ended December 31, 2007, which consisted of the following components:

Name (a)	Year (b)	Fees Earned or Paid In Cash (1) (c)	Stock Awards (2) (d)	Option Awards (3) (e)	Non-Equity Incentive Plan Compensation (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (g)	All Other Compensation (h)		Total (i)
John N. Allred	2007	$54,000	$0	$33,044	$0	$0	$0		$87,044
W.R. Carey, Jr.	2007	$69,000	$0	$33,044	$0	$0	$0		$102,044
Richard M. Cocchiaro	2007	—	—	—	—	—	$187,500	(4)	$187,500
Mark F. Furlong	2007	$66,000	$0	$33,044	$0	$0	$0		$99,044
Elaine D. Rosen	2007	$61,500	$0	$33,044	$0	$0	$0		$94,544
Ralph E. Struzziero	2007	$51,000	$0	$33,044	$0	$0	$0		$84,044
Howard W. Sutter	2007	—	—	—	—	—	$373,450	(5)	$373,450
A. Gordon Tunstall	2007	$16,000	$0	$41,426	$0	$0	$0		$57,426

(1)	Fees earned or paid in cash above consist of an annual retainer for each board member of $20,000 and meeting fees for each board or committee meeting attended of $2,000. Fees earned or paid in cash above also include annual retainers for each committee chairperson, as follows: $10,000 paid to Mark F. Furlong for his service as Audit Committee Chair, $7,500 paid to Elaine D. Rosen for her service as Compensation Committee Chair, $5,000 paid to W.R. Carey, Jr. for his service as Nominating Committee Chair and $5,000 paid to Ralph E. Struzziero for his service as Governance Committee Chair. Messrs. Cocchiaro and Sutter are not compensated for their service on the Executive Committee of the Board, which did not meet during 2007.
(2)	During the two years ended December 31, 2007, Kforce did not grant any stock awards to any director, except for Mr. Sutter. Mr. Sutter’s compensation is presented in column (h) above and discussed in (5) below.
(3)	Kforce grants 5,000 stock options each year as a long-term incentive to each member of the Board, except Messrs. Cocchiaro and Sutter. The strike price of the options is equal to the closing stock price on the date of grant. The amounts reported reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R, Share-Based Payment. During 2007, A. Gordon Tunstall was granted an additional 2,768 stock options to bring the total granted for 2007 to Mr. Tunstall to 7,768 stock options. The grant date fair value of each of the stock options granted during 2007 was $10.05. For a discussion of the assumptions used in the fair value calculation, see Note 12, Stock Incentive Plans, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(4)	Mr. Cocchiaro is employed by us as Vice Chairman and his compensation in 2007 consisted of the following items: $150,000 in base salary and $37,500 in bonus. Mr. Cocchiaro is not compensated for his service on the Executive Committee of the Board, which did not meet during 2007.
(5)	Mr. Sutter is employed by us as Vice Chairman and his compensation in 2007 consisted of the following items: $200,000 in base salary, $143,000 in bonus and $30,450 in stock awards. Mr. Sutter is not compensated for his service on the Executive Committee of the Board, which did not meet during 2007.

The following table shows the aggregate number of stock awards and options to purchase Kforce stock held by our directors who are not NEOs at December 31, 2007:

Name	Aggregate Number of Stock Awards Held	Aggregate Number of Unexercised Options Held
John N. Allred	—	47,623
W.R. Carey, Jr.	—	37,093
Mark F. Furlong	—	39,855
Elaine D. Rosen	—	20,000
Ralph E. Struzziero	—	24,464
A. Gordon Tunstall	—	37,768

*	The beneficial ownership of common shares as of the record date for each of our directors who are not NEOs is presented below.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the fiscal year ending December 31, 2008, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services.

Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting in order to respond to appropriate questions and to make any other statement deemed appropriate.

Independent Registered Public Accountants—Fee Information

Audit Fees

Fees for audit services totaled $958,900 in 2007 and $859,300 in 2006, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

Fees for audit-related services totaled $102,600 in 2007 and $63,000 in 2006. Audit-related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under “Audit Fees” above. These services included financial statement audits of our employee benefit plans; consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services and audits and accounting consultations related to acquisitions.

Tax Fees

We paid no fees for tax services, including tax compliance, tax advice and tax planning, to Deloitte & Touche LLP in 2007 or 2006.

All Other Fees

Fees for all other services not described above totaled $400 in 2007 and $200 in 2006. The fees for 2007 and 2006 were related to attendance of Kforce staff at a Deloitte & Touche LLP continuing professional education seminar.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During the fiscal year ended December 31, 2007, 100% of audit-related services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2008, will be subject to ratification by the shareholders at the meeting by the affirmative vote of the majority of the shares entitled to vote on the matter.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP TO SERVE AS KFORCE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

AUDIT COMMITTEE REPORT

Kforce Inc.’s Audit Committee is composed of three directors, all of which the Board has determined to be independent within the meaning of the NASDAQ Rules and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.

Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America and an opinion on the effectiveness of Kforce Inc.’s internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. These opinions are based on their audits.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors their independence. The Audit Committee has considered whether the provision of other non-audit services is compatible with the independent auditors’ independence, and satisfied itself as to the auditors’ independence; and

4. Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2008, and to provide review services for each of the quarters in the year ending December 31, 2008.

Submitted by the Audit Committee

Mark F. Furlong (Chairman)

John N. Allred

W.R. Carey, Jr.

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Directors and Named Executive Officers

The following table shows the amount of Kforce common shares beneficially owned as of April 17, 2008 by: (a) our NEOs, (b) our directors and (c) all of our directors and executive officers as a group.

	Shares of Kforce Common Shares Beneficially Owned
Name of Individual or Identity of Group	Number (1)(2)(3)	Percent of Class
John N. Allred	71,547	*
W.R. Carey, Jr.	37,093	*
Richard M. Cocchiaro	1,758,282	4.37%
David L. Dunkel	3,460,415	8.35%
Michael L. Ettore	312,927	*
Mark F. Furlong	46,955	*
Joseph J. Liberatore	520,836	1.29%
Stephen J. McMahan	206,436	*
Elaine D. Rosen	11,000	*
William L. Sanders	994,191	2.44%
Ralph E. Struzziero	140,579	*
Howard W. Sutter	1,749,637	4.34%
A. Gordon Tunstall	25,000	*
All directors and executive officers as a group (16 persons)	9,489,039	22.10%

*	Less than 1% of the outstanding common shares
(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of April 17, 2008, as follows: Mr. Allred, 37,623; Mr. Blackman, 59,535; Mr. Carey, 27,093; Mr. Cocchiaro, 25,837; Mr. Dunkel, 1,239,548; Mr. Ettore, 136,022; Mr. Furlong, 29,855; Mr. Kelly, 44,100; Mr. Liberatore, 242,429; Mr. McMahan, 80,948; Ms. Rosen, 10,000; Mr. Sanders, 631,865; Mr. Struzziero, 14,464; Mr. Sutter, 149,767; and Mr. Tunstall, 25,000.
(2)	Includes 19,000 shares as to which beneficial ownership is disclaimed by Mr. Cocchiaro (shares held by spouse). Also includes 1,644,191 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Cocchiaro, 28,345 (shares held by mother), 3,080 (shares held by sons), and 55,463 (shares held by Cocchiaro Family Foundation); Mr. Struzziero, 1,987 (shares held by spouse) and 9,500 (shares held by his sons); and Mr. Sutter, 5,000 (shares held by spouse) and 1,540,816 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner).
(3)	Includes the number of shares of restricted stock that are beneficially owned as follows: Mr. Blackman, 23,158; Mr. Dunkel, 569,736; Mr. Ettore, 126,107; Mr. Kelly, 26,880; Mr. Liberatore, 184,850; Mr. McMahan, 125,107; Mr. Sanders, 193,495 and Mr. Sutter, 40,776.

Owners of More Than 5%

The following table shows the number of common shares held by persons known to Kforce to beneficially own more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Royce & Associates, LLC (1) 1414 Avenue of the Americas New York, New York 10019	4,359,500	10.85%

Artisan Partners Limited Partnership (2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	4,204,900	10.46%

Bank of America Corporation (3) 100 North Tryon Street, Floor 25 Charlotte, North Carolina 28255	2,309,591	5.75%

(1)	Based on a Schedule 13G dated January 3, 2008, in which Royce & Associates, LLC, reported that, as of December 31, 2007, it had sole voting and dispositive powers over all 4,359,500 shares.
(2)	Based on Amendment No. 1 to Schedule 13G dated February 8, 2008, in which Artisan Partners Limited Partnership, reported that, as of January 31, 2008, it had shared voting power over 3,729,600 of the shares and shared dispositive power over all 4,204,900 shares.
(3)	Based on Amendment No. 1 to Schedule 13G dated February 5, 2008 in which Bank of America Corporation reported that, as of December 31, 2007, it had shared voting power over 1,474,697 of the shares and shared dispositive power over all 2,309,591 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Kforce directors, executive officers and persons holding more than 10 percent of our common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and 10 percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our common stock were in compliance with their filing requirements during our most recent fiscal year.

EXECUTIVE OFFICERS

Michael R. Blackman, 53, has served as Kforce’s Senior Vice President of Investor Relations since 1999. Prior to his appointment as Senior Vice President of Investor Relations, Mr. Blackman also served as Kforce’s Director of Selection and Senior Consultant in the healthcare services specialty.

David L. Dunkel, 54, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Michael Ettore, 51, has served as Kforce’s Senior Vice President and Chief Services Officer since October 2004. Mr. Ettore joined Kforce in 1999 and has served as the Vice President, Leadership Development and Vice President, Operations. Prior to joining Kforce, Mr. Ettore served in the United States Marine Corps as an Infantry Officer, retiring in 1998, after 24 years of service.

David M. Kelly, 42, has served as Kforce’s Vice President of Finance since January 2005. Mr. Kelly joined Kforce in 2000 and has served as Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Prior to joining Kforce, Mr. Kelly served in various roles that included treasury director and vice president, controller.

Joseph J. Liberatore, 45, has served as Kforce’s Senior Vice President and Chief Financial Officer since October 2004 and Corporate Secretary since February 2007. Prior to his appointment as Chief Financial Officer, Mr. Liberatore had served as Senior Vice President since June 2000, Chief Talent Officer since September 2001 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various roles in Kforce since 1988.

Stephen J. McMahan, 53, has served as Kforce’s Senior Vice President and Chief Sales Officer since January 2006. Prior to his appointment as Chief Sales Officer, Mr. McMahan served as President of the Atlantic Region, Group President (2002-2005), Business Unit President-East (2000-2002) and Regional Vice President, Northeast (1998-2000) responsible for Tech, Finance and Accounting staffing and search businesses. Mr. McMahan came to Kforce through the acquisition of Source Services Corporation, where he served as Managing Director of the Boston Tech, Finance and Accounting practices.

Sara R. Nichols, 35, has served as Kforce’s Chief Accounting Officer since August 2007. Prior to her appointment as Chief Accounting Officer, Ms. Nichols also served as the Director of Business Process Management since May 2005. Prior to joining Kforce, Ms. Nichols served as a Financial Projects Manager from June 2002 to May 2005. Ms. Nichols’ prior experience also includes serving as an audit manager with Andersen LLP.

William L. Sanders, 61, has served as Kforce’s President since October 2004. Mr. Sanders also served as Kforce’s Secretary from April 1999 to February 2007. Prior to his appointment as President, Mr. Sanders served as Kforce’s Chief Operating Officer since December 2002 and Senior Vice President since April 1999. From April 1999 to September 2003, Mr. Sanders also served as Kforce’s Chief Financial Officer. Mr. Sanders’ prior experience also includes serving as a partner with Deloitte & Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Background

For purposes of this CD&A, Kforce’s named executive officers (hereinafter referred to as, “NEOs”) are: David L. Dunkel, William L. Sanders, Joseph J. Liberatore, Michael Ettore and Stephen J. McMahan.

The Compensation Committee (the “Committee”) is responsible for setting Kforce’s compensation principles that serve to guide the design of its executive compensation program. The Committee is also responsible for recommending to the Board the compensation levels of the CEO and for reviewing the compensation levels of certain other senior executives, including the other NEOs, as they are listed below. During 2006, the Committee selected Pearl Meyer & Partners (“PM&P”), an independent executive compensation consultant, to review and analyze the executive compensation program for our NEOs. The objective of this engagement was to provide Kforce with an analysis of our executive compensation program in relation to the competitive market for similar executive officers using 2005 market data. In performing this engagement, PM&P compared the salaries and annual and long-term incentive compensation levels for Kforce’s CEO and other NEOs to the competitive market for similar executive talent. PM&P gathered its competitive compensation market data from published and private-pay survey sources covering the staffing and professional services industry, as well as compensation information contained in proxy statements filed by Kforce’s defined peer group companies.

Since the completion of this analysis by PM&P at the beginning of 2006, the Committee has annually assessed the ongoing competitiveness and effectiveness of Kforce’s executive compensation program in achieving the desired goals and objectives summarized in this CD&A. In undertaking this annual review, the Committee considers the advice of consultants, such as PM&P, to the extent deemed necessary, in assessing the extent to which the amounts and types of compensation Kforce pays its executive officers are appropriate and to provide counsel and make recommendations to the Board. During 2007, Kforce paid $15,094 in fees to PM&P, primarily for the review of the 2007 CD&A, as requested by the Committee. PM&P provided no other services to Kforce during 2007.

The Committee makes every effort to maintain its independence and objectivity. The Committee may meet in executive session without the executive officers from time to time where discussions or decisions regarding executive compensation occur. In addition, the Committee also receives input from executive officers on executive compensation issues, but is solely responsible for all decisions on executive compensation. The Committee is committed to (i) staying informed of current issues and emerging trends, (ii) ensuring that Kforce’s executive compensation program remains aligned with best practices, and (iii) establishing and maintaining an executive compensation program that is consistent with shareholder interests while providing an incentive to our executives.

Overview

This CD&A provides information regarding the compensation program in place for our NEOs for the fiscal year ended December 31, 2007. This CD&A describes the overall objectives of our executive compensation program, each element of our executive compensation program, and the policies underlying our 2007 compensation program for our NEOs, as approved by the Committee. The CD&A contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

The Committee believes that Kforce has an outstanding management team, which has produced excellent financial results and shareholder returns throughout the current business cycle. Our fiscal year ended December 31, 2007 was one of the most successful years in Kforce’s history, as indicated by the following key highlights:

1.	Revenues for 2007 were a record $1.037 billion, an increase of 10.5% over 2006, and eclipsing the $1 billion mark for the first time in Kforce’s history.

2.	Earnings per share for 2007 was $0.95, an increase of 23.4% over 2006.

3.	Net income for 2007 was $40.4 million, an increase of 24.1% over 2006.

4.	EBITDA for 2007 was $89.4 million, an increase of 27.4% over 2006.

5.	Total shareholders’ equity at the end of 2007 was $312.5 million, an increase of 19.3% over 2006.

6.	Outstanding borrowings under the Credit Facility at the end of 2007 were $50.3 million as compared to $106 million immediately following the Bradson acquisition in October 2006, reflecting a reduction of approximately 53%.

7.	Our stock price has outperformed the NASDAQ Stock Market (Composite) and our Peer Group during the five-year period 2002 to 2007 by 32.4% and 70.5%, respectively.

8.	Total shareholder return for the five year period ended December 31, 2007 was 131.0%.

9.	Our total market capitalization has increased 217.2% from $127.7 million on December 31, 2002 to $405.1 million on December 31, 2007.

Kforce Stock Price Performance Graph

The following graph is a comparison of the cumulative total returns for Kforce common stock as compared with the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the average performance of our peer companies, as a group. Kforce’s cumulative return was computed by dividing the difference between the price of Kforce common stock at the end of each year and the beginning of the measurement period (December 31, 2002 to December 31, 2007) by the price of Kforce common stock at the beginning of the measurement period. Cumulative total return for the peer group companies and the NASDAQ include dividends in the calculation of total return and are based upon an assumed $100 investment on December 31, 2002, with all returns weighted based on market capitalization. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce’s common stock. For purposes of the stock price performance graph below, Kforce has been excluded from the industry peer group.

	2002	2003	2004	2005	2006	2007
Kforce Inc.	100.0	221.6	263.0	264.5	288.4	231.0
NASDAQ Stock Market (Composite)	100.0	150.0	162.9	165.1	180.9	198.6
Industry Peer Group	100.0	142.6	159.7	179.0	210.8	160.5

2007 Industry Peer Group:

CDI Corporation	On Assignment, Inc.
CIBER, Inc.	Robert Half International Inc.
COMSYS IT Partners, Inc.	Spherion Corporation
Kelly Services, Inc.
Manpower Inc.
MPS Group, Inc.

The industry peer group is one of the building blocks of executive compensation evaluation by providing the Committee fact-based data and providing insight into external compensation practices. The industry peer group provides information about pay magnitude, pay practices and performance comparison. The primary criterion for peer group selection includes peer company customers, geographical presence, talent, capital, complexity of operating model and annual revenues.

During 2007, Kforce added COMSYS IT Partners, Inc. to the industry peer group in place of Computer Horizons Corporation following Computer Horizons’ sale of substantial portions of its business resulting in the commencement of liquidation proceedings.

Executive Compensation Philosophy and Guiding Principles

Kforce’s executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. In seeking to carry out this philosophy and employ highly qualified executives, Kforce has embraced certain principles intended to guide compensation design and administrative decisions made by the Board, the Committee and management.

1—Compensation should be directly aligned with performance.

Executive compensation levels should be commensurate with Kforce’s performance and shareholder return. The Committee recognizes that there are times in Kforce’s business cycle where there may be disparity between Kforce’s performance and shareholder return due to, among other factors, market and economic conditions, which is considered in determining compensation levels. The annual incentive program incorporates profitable growth measures that the Committee and Kforce management believe will increase long-term shareholder value. For each measure, incentive awards can be at, above or below target levels based on actual–versus-planned results, with no payments made if performance does not meet a minimum threshold level. Long-term incentive awards are tied directly to stock price performance. Each award for the CEO under these plans is subject to discretion of the Committee and other NEOs’ plans are subject to similar discretion by the CEO depending upon final results and circumstances.

2—Pay opportunities and program design should be competitive with market practice.

Attracting and retaining key management talent is critical to the success of a staffing firm in which people represent the true “assets” of such a company. Understanding competitive market pay levels is essential to hiring and retaining qualified executives. It also is important to be knowledgeable of best practices and how comparable organizations compensate their executives. The Committee retained PM&P in 2006 to review Kforce’s pay levels against those of the industry and our industry peer group. PM&P has also provided the Committee on an ongoing basis with information on emerging trends and issues impacting executive compensation.

The Committee reviews compensation data from several independent sources to determine whether Kforce’s total compensation program continues to be competitive. Kforce’s competitive market for executive talent is primarily professional service organizations; however, the Committee also reviews pay data for other comparably sized professional organizations because Kforce generally requires skills from a more varied set of backgrounds. Total pay levels for NEOs are targeted between the 50th percentile (median) and the 75th percentile of the industry average for similar executives when targeted performance goals are achieved. The Committee believes the target percentiles (at or above the median) are critical to the successful retention of our NEOs, provides a significant incentive to our NEOs to exceed targeted performance and are aligned with our shareholders’ interests by providing a high degree of variability based on measurable performance criteria.

3—Share ownership should be promoted.

Kforce’s executives should have a personal financial stake directly aligned with the interests of Kforce’s shareholders. Long-term incentives provide an equity stake to executive officers in the form of stock options, stock appreciation rights (“SARS”), performance accelerated restricted stock (“PARS”) and full-value awards such as restricted stock (“RS”). Executives can also increase their equity ownership levels by receiving stock in lieu of cash compensation at the Committee’s discretion. In addition, all employees, including the NEOs, are eligible to purchase stock through the Kforce Inc. 1999 Employee Stock Purchase Plan. During 2006, the Committee adopted formal ownership guidelines, which requires each of the NEOs to own the equity equivalent of two times his annual salary or have certain restrictions on equity-based grants. As of April 18, 2008, Messrs. Dunkel, Sanders, Liberatore and Ettore were in compliance with this policy. In accordance with the policy, Mr. McMahan will be required to meet the share ownership guidelines by December 31, 2011. The stock ownership policy is available for review at http://www.kforce.com.

4—Kforce considers the tax deductibility of executive compensation as appropriate.

Kforce considers the possible tax consequences in the design of its executive compensation programs. However, tax consequences including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations, the interpretations of such laws and regulations, and the nature and timing of various decisions by executives regarding stock options and other rights) beyond the control of Kforce. In addition, Kforce believes it is important to retain maximum flexibility in designing compensation programs to meet its stated objectives. While Kforce considers tax deductibility as one of the factors in designing compensation programs, for all of the above reasons, Kforce will not limit compensation to those levels or types of compensation that will be deductible. Kforce will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

We have structured the 2006 Stock Incentive Plan so that gains from the exercise of stock options and SARS will be fully deductible to Kforce for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition, to the extent it is performance-based, certain other forms of compensation may be deductible. Kforce reserves the right to grant compensation that would not ordinarily be deductible, including salary, discretionary incentives, time-based restricted stock and executive perquisites to the extent deemed to be in the shareholders’ interests even if such compensation may result in less than full tax deductibility to Kforce.

Compensation Components and Market Positioning

Kforce seeks to provide superior incentives to its officers and all of its professionals in return for superior performance. The Committee believes the setting of compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent Kforce’s true “assets.” The Committee also takes into account Kforce’s complex operating model that is unique within an industry populated by many single-service private firms owned by entrepreneurial individuals or financed by private-equity firms representing our most effective competition in many markets. Large financial rewards are frequently generated for owners of these private companies and Kforce’s past acquisitions has led to a need to take into account such philosophies of superior pay for superior performance. The Committee believes that Kforce’s compensation programs should provide superior cash and equity incentives to attract, motivate and retain executive officers and to adequately compete with public and private companies. The Committee believes Kforce’s compensation program achieves this result. Below is a description of Kforce’s targeted overall compensation for its Chief Executive Officer and other NEOs, as well as a description of how Kforce determines the components that make up total targeted compensation.

Targeted Overall Compensation

Kforce targets overall compensation for its NEOs between the 50th percentile and the 75th percentile of the industry average for similar executives based on the attainment of targeted goals. If goals are not reached, or if they are exceeded, total compensation is adjusted accordingly. The information regarding industry averages was derived from a combination of the industry peer group and pay survey data compiled by PM&P in 2006. All percentile targets referred to below in the specific Kforce pay programs are based on this combination of data.

Base Salaries

Consistent with Kforce’s compensation strategy, which includes the goal of minimizing fixed costs and maximizing the percentage of “at risk” performance-based pay for senior executives, NEOs’ salaries are targeted at the market median of competitive practices as compared with similar positions at comparable companies. Salary levels also reflect past performance, expected future contributions, and the experience level of each executive. Kforce chooses to pay salaries to senior officers to provide a level of assured cash compensation commensurate with their professional status and accomplishments.

Consistent with Kforce’s strategy of performance-based pay and market-based fixed compensation, salaries did not change from 2006 to 2007 for any NEO except for a $50,000 increase for our CEO. This increase was his first salary increase since 2003.

Annual Incentive Compensation

Annual incentive compensation is targeted at the market 67th percentile of competitive practices and would result in total cash compensation at approximately the 60th percentile when challenging performance goals are met. Actual total cash compensation will be at, above, or below targeted levels, based on actual–versus-planned performance results. Targeting pay above the market median requires the achievement of challenging performance goals while also promoting retention among the NEOs. All NEOs participate in the Kforce Inc. Annual Performance Bonus Plan, a plan approved by Kforce shareholders in 2005, which is primarily based on achieving certain annual corporate performance metrics. The NEOs are also entitled to an objectives-based bonus based on individual and business unit performance. As stated above, Kforce chooses to pay annual incentives at a level designed to motivate senior executives to meet performance goals that have been approved by the Committee and to provide a higher level of total cash compensation to NEOs while minimizing fixed costs in the form of salaries.

The annual incentive performance bonus under the Annual Performance Bonus Plan for fiscal 2007, which was approved by the Committee in early 2007, was based upon the achievement of varying levels of corporate performance, specifically earnings per share and total annual revenues. In addition, the objectives-based bonus for 2007 was based on each NEO’s attainment of selected business objectives as well as individual performance. The objectives-based amount paid to the CEO requires Committee discretion and approval. The goal-setting process and payout determination takes into account internal budgets, past performance, market expectations, economic conditions and competitor performance.

The total target annual incentive award (including the annual incentive performance bonus and objectives-based bonus) was as follows for 2007:

•	Mr. Dunkel, Sanders and Liberatore:

•	40% was tied to earnings per share (“EPS”),
•	40% of the total award was tied to total annual revenues, and
•	20% was tied to individual performance and the achievement of individual Management Business Objectives (“MBOs”).

•	Mr. Ettore:

•	30% was tied to EPS,
•	20% of the total award was tied to total annual revenues, and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Mr. McMahan:

•	20% was tied to EPS,
•	30% of the total award was tied to total annual revenues, and
•	50% was tied to individual performance and the achievement of individual MBOs.

The total target annual incentive award, which includes the annual incentive performance bonus and objectives-based bonus, for Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan as a percentage of their respective salary for 2007 were 100%, 90%, 80%, 75% and 75%, respectively. The achievement of the total target annual incentive award for 2007 was based on each NEO’s individual performance and achieving their respective MBOs, Kforce achieving total 2007 annual revenue of $990 million and 2007 EPS of $0.85. The Committee believed that the degree of difficulty in achieving these thresholds was appropriate given management’s forecasts, which contemplated growth in 2007 to be organic and occurring in an uncertain macro-economic environment. Actual revenues for fiscal 2007 of $1.037 billion and earnings per share of $0.95 resulted in payouts as a percentage of the NEOs’ target bonus of 340% and 380%, respectively.

While the Committee receives input from the CEO, President and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation with regard to the CEO is solely at the discretion of the Committee. The CEO is responsible for establishing the compensation for the other NEOs.

Long-Term Incentives

Kforce grants long-term incentives to its NEOs to help ensure the long-term success of Kforce. Long-term incentives are targeted at the 60th percentile of competitive practices, as defined in the 2005 PM&P study and our understanding of peer company practices, and are intended to align executive and shareholder interests. SARS, PARS and restricted stock grants typically represent the primary form of long-term incentives for our NEOs and are tied directly to the performance of Kforce’s common stock in relation to our peer group. In order to limit potential shareholder dilution from our equity plans and better manage share reserves, equity grant run rates will vary with Kforce’s performance and will not exceed 4% of common shares outstanding as of a particular year-end.

During 2007, a time of superior annual financial performance for Kforce, the performance of our common stock along with the staffing services sector as a whole was adversely impacted by growing concerns about the overall economy, including weakening or declining GDP growth, an increase in the unemployment rate for individuals with college degrees and a growing U.S. trade deficit. We believe these concerns contributed to the negative shareholder return in the staffing industry during 2007, which impacted our NEOs as well as our other shareholders. However, as noted above, our common stock has outperformed the returns of our peer group and NASDAQ during 2007 and over the 5-year period of 2002 -2007.

The industry peer group consists of 9 other publicly-traded entities in the staffing services sector, as listed in our stock price performance graph. Long-term incentive awards such as SARS, PARS and restricted stock are tied directly to the performance of Kforce’s common stock in relation to the industry peer group. The Committee establishes an annual award pool for our NEOs based upon the performance of Kforce’s common stock in relation to our industry peer group up to a maximum of 4%. During 2007 and 2006, the performance of Kforce’s common stock ranked 4th and 2nd within our peer group, respectively, resulting in suggested equity grant pools of 3.00% and 3.67% of our common shares outstanding, respectively. Based on the Committee’s discretion, the actual grant pools for 2007 and 2006 were 2.57% and 1.65% of our common shares outstanding, respectively. The actual equity grants consist of a combination of SARS, PARS and restricted stock and are allocated to each of the respective NEOs.

On February 21, 2006, the Committee granted the NEOs a cash-based alternative long-term incentive (the “ALTI”) totaling $1,744,038 for all NEOs. The Committee used the ALTI to align management with shareholders’ interests and provide long-term incentives to NEOs. The ALTI was implemented because Kforce’s previous stock incentive plan expired in 2005 and Kforce did not have enough shares available to provide equity-based incentives at the beginning of 2006. The ALTI increased or decreased in value equal to the increase or decrease in Kforce’s quarterly stock price over the period from January 1, 2006, to January 2, 2008 and fully vested on January 2, 2008. The ALTI would have been forfeited in the event the average daily closing price of Kforce’s common stock between January 1, 2006 and December 31, 2007 was below $6.70, which did not occur.

Other Factors Affecting Compensation

Executive Benefit Plans

The following executive benefit plans are available to our NEOs. When Kforce calculates overall compensation for senior executives, Kforce takes into account the benefits expected to be received under the plans described below.

Kforce Nonqualified Deferred Compensation Plan. Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and increase or decrease in value based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of the participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board of Directors. None of Kforce’s NEOs made new contributions to the deferred compensation plan during 2007 or 2006; however, Kforce’s CEO and President had deferred compensation balances in the plan as of December 31, 2007.

Kforce Inc. Supplemental Executive Retirement Plan. During 2006, Kforce adopted a Supplemental Executive Retirement Plan (“SERP”) for all NEOs. The primary goals of the SERP are to provide for retirement benefits, create an additional wealth accumulation opportunity and restore lost qualified pension benefits due to ERISA limitations on the contributions that can be made by NEOs to Kforce’s 401(k) plan. The SERP is funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP are targeted at 45% of the covered executive officer’s average salary and bonus from the three years where the executive earned the highest salary and bonus during the last ten years of employment, which is subject to adjustment for early retirement and the participant’s vesting percentage. Benefits under the SERP are normally paid for the life of the covered executive officer, but may be commuted to a lump sum present value payment or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Normal retirement age under the SERP is defined as age 65. Vesting under the plan is defined as 100% upon the attainment of age 55 and 10 years of service and 0% prior to the attainment of age 55 and 10 years of service or upon death, disability, change in control or an involuntary separation of service for any reason other than for cause after attaining 5 years of service. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service.

Kforce Senior Executive Retirement Health Plan. During 2007, Kforce adopted a Supplemental Executive Retirement Health Plan (“SERHP”) for all NEOs. The primary goal of the SERHP is to provide postretirement health and welfare benefits to all NEOs, if qualified and elected. The vesting and eligibility requirements mirror that of the SERP and no advance funding is required by Kforce or the participants. Under the terms of their respective employment agreements, if Messrs. Dunkel, Sanders, Liberatore, Ettore or McMahan retire while employed by Kforce, and qualify for retirement benefits under the SERP, then each may elect, on behalf of himself and his spouse, to participate in the SERHP.

The Committee believes the SERP and SERHP provide significant retention benefits for our NEOs and, based on their own experiences, are programs relatively common in the competitive market.

Employment, Severance and Change in Control Agreements

Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including a change in control, as defined in the employment agreements. The Committee has determined that it is in Kforce’s best interests and that of its shareholders to recognize the contributions of the NEOs to Kforce’s business and to continue to retain the services of the NEOs. These agreements have been amended from time to time, most recently as of December 31, 2006. The specific amounts the NEOs would receive under the employment agreements are described in the “2007 Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are necessary to attract and retain executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to ensure they serve Kforce’s interests in retaining these key executives, are consistent with market practice and are reasonable.

Perquisites and Other Personal Benefits

Kforce includes an allowance of up to $50,000 for perquisites in each NEO’s salary, which the NEO may use in his discretion for reimbursement of healthcare costs, financial planning fees, automobile allowance or any other appropriate perquisite. Since the $50,000 perquisite may be spent in the NEO’s discretion, we have included this dollar amount in the salary column in the Summary Compensation Table below. The Committee believes the level of perquisites is a necessary and attractive part of the executive officer pay package and is competitive with the perquisites provided to similar executives in the staffing industry.

SUMMARY COMPENSATION TABLE

For Fiscal Years Ended December 31, 2007 and 2006

Name and Principal Position (a)	Year (b)	Salary (1) (c)	Bonus (2) (d)	Stock Awards (3) (e)	Option Awards (4) (f)	Non-Equity Incentive Plan Compensation (5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)(7) (h)	All Other Compensation (i)	Total (j)
David Dunkel,	2007	$675,000	$235,094	$597,037	$1,082,183	$1,800,000	$477,625	$0	$4,866,939
CEO	2006	$625,000	$0	$940,878	$0	$325,000	$806	$0	$1,891,684

William Sanders,	2007	$540,000	$153,873	$367,909	$594,079	$1,270,080	$1,128,579	$0	$4,054,520
President	2006	$540,000	$0	$561,254	$0	$450,000	$2,001	$0	$1,553,255

Joseph Liberatore,	2007	$400,000	$92,858	$267,334	$222,381	$806,400	$167,676	$0	$1,956,649
Chief Financial Officer	2006	$400,000	$0	$314,988	$0	$290,000	$155	$0	$1,005,143

Michael Ettore,	2007	$300,000	$93,750	$141,675	$43,262	$341,250	$165,536	$0	$1,085,473
Chief Services Officer	2006	$300,000	$0	$131,477	$0	$165,000	$169	$0	$596,646

Stephen McMahan,	2007	$300,000	$93,750	$138,630	$43,262	$333,750	$190,514	$0	$1,099,906
Chief Sales Officer	2006	$300,000	$0	$140,243	$0	$150,000	$238	$0	$590,481

(1)	Represents each NEO’s salary earned during the respective year and includes an annual perquisite allowance of $50,000 for each NEO, which the NEO may use in his discretion for reimbursement of healthcare costs, financial planning fees, automobile allowance or any other appropriate perquisite.
(2)	The amounts reported reflect the objectives-based cash bonus earned by each NEO during the respective year based on business unit targets and individual accomplishments, which was subject to the Committee’s discretion. In 2006, no objectives-based bonuses were awarded to the NEOs based on the discretion of the Committee. These amounts are paid in February of the following year.
(3)	The amounts reported reflect the dollar amount recognized as compensation expense for financial statement reporting purposes during each of the two years ended December 31, 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”), without regard to forfeitures, as more fully provided in the table below entitled “Detail of ‘Stock Awards’ in the Summary Compensation Table.” For a discussion of the assumptions used in the fair value calculation of the equity-based awards, see Note 12, Stock Incentive Plans, and for the liability-based awards, see Note 10, Other Long-Term Liabilities, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(4)	The amounts reported reflect the dollar amount recognized as compensation expense for financial statement reporting purposes during the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”), without regard to forfeitures, for the SARS granted during 2007. For a discussion of the assumptions used in the fair value calculation of the SARS, see Note 12, Stock Incentive Plans.
(5)	Represents annual cash incentives earned by the NEOs during each of the two years ended December 31, 2007, under the 2005 Annual Performance Bonus Plan based upon certain performance-based objectives approved by the Committee at the beginning of each year. For 2007 and 2006, the incentives were based on earnings per share and total annual revenues. The amounts are paid to the NEOs in February of the year following that in which the amounts were earned.
(6)	This includes the aggregate change in the accumulated benefit obligation for the Supplemental Executive Retirement Plan and Supplemental Executive Retirement Health Plan during 2007 and 2006 using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2007. See the Pension Benefits table below for more detail and discussion.
(7)	Of the NEOs, Messrs. Dunkel and Sanders are the only participants in Kforce’s nonqualified deferred compensation plans. There were no above-market or preferential earnings generated during 2007 or 2006, thus, there are no amounts included in column (h). See the Nonqualified Deferred Compensation table below for more detail on the activity during 2007 and balances maintained as of December 31, 2007.

The amounts in column (e) of the Summary Compensation Table above include compensation expense recognized during 2007 and 2006 pursuant to SFAS 123(R) related to: (a) the amortization of the original fair value of the ALTI as well as changes to the fair value at each reporting period through the eventual vesting date of January 2, 2008 and (b) equity-based awards including PARS and restricted stock.

Detail of “Stock Awards” in the Summary Compensation Table

For Fiscal Year Ended December 31, 2007

Name (a)	Year (b)	Amortization of Alternative Long- Term Incentive Grant (c)	Amortization of Increase (Decrease) in Value of Alternative Long-Term Incentive Grant (1) (d)	Amortization of Equity-Based Awards (e)	Total Stock Awards (f)
David Dunkel	2007	$437,756	$(139,597)	$298,878	$597,037
William Sanders	2007	$261,131	$(83,273)	$190,051	$367,909
Joseph Liberatore	2007	$146,553	$(46,734)	$167,515	$267,334
Michael Ettore	2007	$47,582	$(15,173)	$109,266	$141,675
Stephen McMahan	2007	$47,582	$(15,173)	$106,221	$138,630

(1)	As previously discussed, the value of the alternative long-term incentive was correlated to increases or decreases in Kforce’s stock price during the period from February 21, 2006 to January 2, 2008. The decrease in value of the alternative long-term incentive during 2007 was due to the corresponding decline in Kforce’s stock price.

GRANTS OF PLAN-BASED AWARDS

for Fiscal Year Ended December 31, 2007

Name (a)	Type of Award (b)	Grant Date (c)	Plan Name (d)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (k)	All Other Option Awards: Number of Securities Underlying Options (l)	Exercise or Base Price of Option Awards ($/Sh) (m)	Grant Date Fair Value (5) (n)
				Threshold (e)	Target (f)	Maximum (g)	Threshold (h)	Target (i)	Maximum (j)
David Dunkel	Annual Performance Bonus Award (1)	12/31/2007	Annual Performance Bonus Plan	$250,000	$500,000	$1,875,000	—	—	—	—	—	—	—
	Performance Units (2)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	65,570	—	—	$830,116
	Stock Appreciation Rights (3)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	—	255,723	$12.66	$1,926,282
	Performance Units (2)	2/15/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	30,000	—	—	$417,600

William Sanders	Annual Performance Bonus Award (1)	12/31/2007	Annual Performance Bonus Plan	$176,400	$352,800	$1,470,000	—	—	—	—	—	—	—
	Performance Units (2)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	35,996	—	—	$455,709
	Stock Appreciation Rights (3)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	—	140,383	$12.66	$1,057,462
	Performance Units (2)	2/15/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	25,000	—	—	$348,000

Name (a)	Type of Award (b)	Grant Date (c)	Plan Name (d)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (k)	All Other Option Awards: Number of Securities Underlying Options (l)	Exercise or Base Price of Option Awards ($/Sh) (m)	Grant Date Fair Value (5) (n)
				Threshold (e)	Target (f)	Maximum (g)	Threshold (h)	Target (i)	Maximum (j)
Joseph Liberatore	Annual Performance Bonus Award (1)	12/31/2007	Annual Performance Bonus Plan	$112,000	$224,000	$1,050,000	—	—	—	—	—	—	—
	Performance Units (2)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	20,211	—	—	$255,871
	Stock Appreciation Rights (3)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	—	52,549	$12.66	$395,835
	Restricted Stock (4)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	20,211	—	—	$255,871
	Performance Units (2)	2/15/2007	2006 Stock Incentive Plan		—	—	—	—	—	20,000	—	—	$278,400
Michael Ettore	Annual Performance Bonus Award (1)	12/31/2007	Annual Performance Bonus Plan	$46,875	$93,750	$750,000	—	—	—	—	—	—	—
	Performance Units (2)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	11,796	—	—	$149,337
	Stock Appreciation Rights (3)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	—	10,223	$12.66	$77,007
	Restricted Stock (4)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	19,660	—	—	$248,896
	Performance Units (2)	2/15/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	10,000	—	—	$139,200
Stephen McMahan	Annual Performance Bonus Award (1)	12/31/2007	Annual Performance Bonus Plan	$46,875	$93,750	$750,000	—	—	—	—	—	—	—
	Performance Units (2)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	11,796	—	—	$149,337
	Stock Appreciation Rights (3)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	—	10,223	$12.66	$77,007
	Restricted Stock (4)	1/3/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	19,660	—	—	$248,896
	Performance Units (2)	2/15/2007	2006 Stock Incentive Plan	—	—	—	—	—	—	9,000	—	—	$125,280

(1)	These amounts represent the estimated future payouts under the 2005 Annual Performance Bonus Plan, which was previously approved by the Board and our shareholders. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Compensation Committee each year. If the minimum performance thresholds are not attained, there would be no payout under the 2005 Annual Performance Bonus Plan. The maximum future payout under the 2005 Annual Performance Bonus Plan is 300% of the NEO’s salary, excluding the $50,000 attributable to perquisites. Actual payments for performance bonuses earned during 2007 are listed in column (g) of the “Summary Compensation Table.”
(2)	Performance units are grants of PARS under the 2006 Stock Incentive Plan. PARS have a six-year vesting period; however, vesting is accelerated if the price of Kforce’s common stock exceeds the stock price at the date of grant by 50% for a period of 10 trading days or if the Board has determined that the criteria for acceleration have been met. The stock price and fair value at the date of grant for the January 3, 2007 and February 15, 2007 awards was $12.66 and $13.92, respectively. See Note 12. “Stock Incentive Plans” to the Company’s consolidated financial statements set forth in our Annual Report on Form 10-K for the assumptions made in determining fair value in accordance with SFAS 123(R). Compensation expense recognized in accordance with SFAS 123(R) is included within the amounts presented in column (e) of the “Summary Compensation Table.”
(3)	SARS granted under the 2006 Stock Incentive Plan are fully vested three years from the date of grant. However, vesting is accelerated if the price of Kforce’s common stock exceeds the stock price at the date of grant by 30% for a period of 10 trading days or if the Board has determined that the criteria for acceleration have been met. The grant date fair value for the January 3, 2007 awards was $7.53. See Note 12. “Stock Incentive Plans” to Kforce’s consolidated financial statements set forth in our Annual Report on Form 10-K for the assumptions made in determining fair value in accordance with SFAS 123(R). Compensation expense recognized in accordance with SFAS 123(R) is included in column (f) of the “Summary Compensation Table.”
(4)	Restricted stock granted under the 2006 Stock Incentive Plan has a six-year vesting period. The stock price and fair value at the date of grant for the January 3, 2007 awards was $12.66. See Note 12. “Stock Incentive Plans” to Kforce’s consolidated financial statements set forth in our Annual Report on Form 10-K for the assumptions made in determining fair value in accordance with SFAS 123(R). Compensation expense recognized in accordance with SFAS 123(R) is included within the amounts presented in column (e) of the “Summary Compensation Table.”
(5)	The total grant date fair value of each award was determined using generally accepted valuation methodologies in accordance with SFAS 123(R). See Note 12. “Stock Incentive Plans” to Kforce’s consolidated financial statements set forth in our Annual Report on Form 10-K for the assumptions made in determining fair value in accordance with SFAS 123(R).

OUTSTANDING EQUITY AWARDS

at Fiscal Year Ended December 31, 2007

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (b)		Number of Securities Underlying Unexercised Options Unexercisable (c)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)		Market Value of Shares or Units of Stock That Have Not Vested (h)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (i)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (j)
David Dunkel	100,000	(1)	—		—	$22.375	1/29/2008	—		—	—	—
	299,707	(1)	—		—	$7.25	9/1/2009	—		—	—	—
	192,559	(1)	—		—	$13.438	12/31/2009	—		—	—	—
	200,000	(1)	—		—	$15.25	2/2/2010	—		—	—	—
	206,782	(1)	—		—	$5.30	1/16/2012	—		—	—	—
	153,300	(1)	—		—	$9.35	12/31/2013	—		—	—	—
	187,200	(1)	—		—	$10.95	12/22/2014	—		—	—	—
	—		255,723	(6)	—	$12.66	1/3/2017	—		—	—	—
	—		—		—	—	—	65,570	(7)	639,308	—	—
	—		—		—	—	—	30,000	(8)	292,500	—	—

William Sanders	100,000	(2)	—		—	$8.6875	3/31/2009	—		—	—	—
	158,621	(2)	—		—	$7.25	9/1/2009	—		—	—	—
	92,559	(2)	—		—	$13.438	12/31/2009	—		—	—	—
	98,000	(2)	—		—	$15.25	2/2/2010	—		—	—	—
	74,700	(2)	—		—	$9.35	12/31/2013	—		—	—	—
	107,985	(2)	—		—	$10.95	12/22/2014	—		—	—	—
	—		140,383	(6)	—	$12.66	1/3/2017	—		—	—	—
	—		—		—	—	—	35,996	(7)	350,961	—	—
	—		—		—	—	—	25,000	(8)	243,750	—	—

Joseph Liberatore	10,000	(3)	—		—	$22.375	1/29/2008	—		—	—	—
	31,673	(3)	—		—	$7.25	9/1/2009
	42,559	(3)	—		—	$13.438	12/31/2009	—		—	—	—
	68,200	(3)	—		—	$15.25	2/2/2010	—		—	—	—
	43,400	(3)	—		—	$9.35	12/31/2013	—		—	—	—
	56,597	(3)	—		—	$10.95	12/22/2014	—		—	—	—
	—		52,549	(6)	—	$12.66	1/3/2017	—		—	—	—
	—		—		—	—	—	20,211	(7)	197,057	—	—
	—		—		—	—	—	20,000	(8)	195,000	—	—
	—		—		—	—	—	20,211	(9)	197,057	—	—

Michael Ettore	2,500	(4)	—		—	$9.9375	4/22/2009	—		—	—	—
	25,000	(4)	—		—	$7.25	9/1/2009	—		—	—	—
	6,511	(4)	—		—	$15.25	2/2/2010	—		—	—	—
	25,000	(4)	—		—	$3.4925	1/25/2011	—		—	—	—
	25,000	(4)	—		—	$5.30	1/16/2012	—		—	—	—
	20,000	(4)	—		—	$9.35	12/31/2013	—		—	—	—
	32,011	(4)	—		—	$10.95	12/22/2014	—		—	—	—
	—		10,223	(6)	—	$12.66	1/3/2017	—		—	—	—
	—		—		—	—	—	11,796	(7)	115,011	—	—
	—		—		—	—	—	10,000	(8)	97,500	—	—
	—		—		—	—	—	19,660	(9)	191,685	—	—

Stephen McMahan	4,000	(5)	—		—	$27.875	4/19/2008	—		—	—	—
	36,948	(5)	—		—	$5.30	1/16/2012	—		—	—	—
	20,000	(5)	—		—	$9.35	12/31/2013	—		—	—	—
	20,000	(5)	—		—	$10.95	12/22/2014	—		—	—	—
	—		10,223	(6)	—	$12.66	1/3/2017	—		—	—	—
	—		—		—	—	—	11,796	(7)	115,011	—	—
	—		—		—	—	—	9,000	(8)	87,750	—	—
	—		—		—	—	—	19,660	(9)	191,685	—	—

(1)	With respect to the options granted to Mr. Dunkel, the following are the vesting dates for each of the options listed above: (a) the grant of 100,000 options vested as follows: 20,000 vested on 1/30/1999; 30,000 vested on 1/30/2000; and 50,000 vested on 1/30/2001; (b) the grant of 299,707 options vested as follows: 59,941 vested on 9/2/2000; 89,912 on 9/2/2001; and 149,854 on 9/2/2002; (c) the grant of 192,559 options vested as follows: 40,000 vested on 1/1/2001; 60,000 on 1/1/2002; and 92,559 on 1/1/2003, (d) the grant of 200,000 options vested as follows: 40,000 on 2/3/2001; 60,000 on 2/3/2002; and 100,000 on 2/3/2003; (e) the grant of 206,782 options vested as follows: 57,200 on 1/17/2003; 85,800 on 1/17/2004; and 124,133 on 9/09/2004; (f) the grant of 153,300 options vested on 12/30/2004; and (g) the grant of 187,200 options vested on June 30, 2005.
(2)	With respect to the options granted to Mr. Sanders, the following are the vesting dates for each of the options listed above: (a) the grant of 100,000 options vested as follows: 20,000 on 4/1/2000; 30,000 on 4/1/2001; and 50,000 on 4/1/2002; (b) the grant of 158,621 options vested as follows: 31,724 on 9/2/2000; 47,586 on 9/2/2001; 79,311 on 9/2/2002; (c) the grant of 92,559 options vested as follows: 20,000 on 1/1/2001; 30,000 on 1/1/2002; and 42,559 on 1/1/2003; (d) the grant of 98,000 options vested as follows: 19,600 on 2/3/2001; 29,400 on 2/3/2002; and 49,000 on 2/3/2003; (e) the grant of 74,700 options vested on December 30, 2004; and (f) the grant of 107,985 options vested on June 30, 2005.
(3)	With respect to the options granted to Mr. Liberatore, the following are the vesting dates for each of the options listed above: (a) the grant of 10,000 options vested as follows: 2,000 on 1/30/1999; 3,000 on 1/30/2000; and 5,000 on 1/30/2001; (b) the grant of 31,673 options vested as follows: 6,334 on 9/2/2000; 9,502 on 9/2/2001; and 15,837 on 9/2/2002; (c) the grant of 42,559 options vested as follows: 10,000 on 1/1/2001; 15,000 on 1/1/2002; and 17,559 on 1/1/2003; (d) the grant of 68,200 options vested as follows: 13,640 on 2/3/2001; 20,460 on 2/3/2002; and 34,100 on 2/3/2003; (e) the grant of 43,400 options vested on December 30, 2004; and (f) the grant of 56,597 options vested on June 30, 2005.
(4)	With respect to the options granted to Mr. Ettore, the following are the vesting dates for each of the options listed above: (a) the grant of 2,500 options vested as follows: 500 on 4/23/2000; 750 on 4/23/2001; and 1,250 on 4/23/2002; (b) the grant of 25,000 options vested as follows: 5,000 on 9/2/2000; 7,500 on 9/2/2001; and 12,500 on 9/2/2002; (c) the grant of 6,511 options vested as follows: 1,302 on 2/3/2001; 1,953 on 2/3/2002; and 3,256 on 2/3/2003; (d) the grant of 25,000 options vested as follows: 8,334 on 1/26/2002; 8,333 on 1/26/2003; and 8,333 on 1/26/2004; (e) the grant of 25,000 options vested as follows: 5,000 on 1/17/2003; 7,500 on 1/17/2004; and 12,500 on 9/9/2004; (f) the grant of 20,000 options vested on 12/30/2004; and (g) the grant of 32,011 options vested on 6/30/2005.
(5)	With respect to the options granted to Mr. McMahan, the following are the vesting dates for each of the options listed above: (a) the grant of 4,000 options vested as follows: 1,333 on 4/20/1999; 1,333 on 4/20/2000; and 1,334 on 4/20/2001; (b) the grant of 36,948 options vested as follows: 12,316 on 1/17/2003; 12,316 on 1/17/2004; and 12,316 on 9/09/2004; (c) the grant of 20,000 options vested on 12/31/2004; and (d) the grant of 20,000 options vested on 06/30/2005.
(6)	With respect to the SARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan on January 3, 2007, cliff vesting occurs on January 3, 2010. Vesting is accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 30% for a period of ten trading days.
(7)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan on January 3, 2007, 25% of the total units granted vest on January 3, 2010, January 3, 2011, January 3, 2012 and January 3, 2013. Vesting is accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 50% for a period of ten trading days.
(8)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan on February 15, 2007, 25% of the total units granted vest on February 15, 2010, February 15, 2011, February 15, 2012 and February 15, 2013. Vesting is accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 50% for a period of ten trading days.
(9)	With respect to the restricted stock granted to Messrs. Liberatore, Ettore and McMahan on January 3, 2007, 20% of the total units granted vest on January 3, 2009, January 3, 2010, January 3, 2011, January 2, 2012 and January 3, 2013.

OPTION EXERCISES AND STOCK VESTED

for Fiscal Year Ended December 31, 2007

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized Upon Exercise (1) (c)	Number of Shares Acquired on Vesting (d)	Value Realized On Vesting (e)
David Dunkel	78,500	$617,442	—	—
William Sanders	—	—	—	—
Joseph Liberatore	100,499	$1,106,165	—	—
Michael Ettore	—	—	—	—
Stephen McMahan	—	—	—	—

(1)	Value realized represents the market value of Kforce’s common stock at the time of exercise, minus the exercise price and multiplied by the number of options exercised.

PENSION BENEFITS

for Fiscal Year Ended December 31, 2007

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (c)	Present Value of Accumulated Benefit (2) (d)	Payments During Last Fiscal Year (e)
David Dunkel	Supplemental Executive Retirement Plan	1	$317,413	—
	Supplemental Executive Retirement Health Plan	1	$91,508	—

William Sanders	Supplemental Executive Retirement Plan	1	$920,922	—
	Supplemental Executive Retirement Health Plan	1	$93,473	—

Joseph Liberatore	Supplemental Executive Retirement Plan	1	$61,069	—
	Supplemental Executive Retirement Health Plan	1	$78,864	—

Michael Ettore	Supplemental Executive Retirement Plan	1	$71,372	—
	Supplemental Executive Retirement Health Plan	1	$75,188	—

Stephen McMahan	Supplemental Executive Retirement Plan	1	$93,640	—
	Supplemental Executive Retirement Health Plan	1	$76,605	—

(1)	The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plans. On each anniversary of the effective date, each NEO is credited with a year of service.
(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2007, using 65, which is the earliest retirement age at which the executive could retire under the plan without benefits being reduced. For a discussion of the assumptions used, see Note 11, Employee Benefit Plans, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION

for Fiscal Year Ended December 31, 2007

Name (a)	Executive Contributions in Last FY (b)	Registrant Contributions in Last FY (c)	Aggregate Earnings in Last FY (2) (d)	Aggregate Withdrawals/ Distributions (d)	Aggregate Balance at Last FYE (e)
David Dunkel	—	—	$13,123	—	$97,883
William Sanders	—	—	$1,879	—	$20,727
Joseph Liberatore (1)	—	—	—	—	—
Michael Ettore (1)	—	—	—	—	—
Stephen McMahan (1)	—	—	—	—	—

(1)	Messrs. Liberatore, Ettore and McMahan do not participate in Kforce’s nonqualified deferred compensation plan.
(2)	The aggregate earnings for 2007 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in column (h) of the Summary Compensation Table for 2007 as there were no above-market or preferential earnings generated.

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section provides information on amounts that would have been payable to each NEO assuming a termination of employment on December 31, 2007. The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below, which are calculated under the assumption that the event occurred on December 31, 2007 and based on the closing price of Kforce’s stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to:

(1)	each executive’s current salary rate, annual performance bonus awards, and annual long-term incentive awards,

(2)	the amount and type of unvested equity and other incentive awards held by the executive,

(3)	the trading price of Kforce’s stock,

(4)	the cost of providing employee benefits,

(5)	the executive’s elections of employee benefits,

(6)	the executive’s age or years of service with Kforce,

(7)	the date of termination,

(8)	the circumstances of the termination, and

(9)	the executive’s historical salary, performance bonus awards, and long-term incentive awards.

The following tables describe potential payments to the NEOs upon termination or a change in control (“CIC”) pursuant to their respective employment agreements, which were approved by the Compensation Committee. As mentioned above, these amounts assume that each NEO terminated employment on December 31, 2007. The footnotes referenced in each of the tables follow the last table and relate to all tables.

Pursuant to the age and service provisions of Kforce’s SERP, none of the NEOs were eligible for early or normal retirement as of December 31, 2007. Upon retirement, the NEOs would be eligible to receive all accrued salary, bonus and employee benefits such as paid-time-off as of December 31, 2007 and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of December 31, 2007. As a result of the above, these columns have been omitted from the tables below.

David Dunkel

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$4,908,677	$—	$—	$8,464,805	$—	$—
Equity-based compensation (2)	—	—	—	$2,662,575	—	—
Alternative long-term incentive (3)	—	—	—	$701,579	—	—

Benefits and Perquisites:
Continuation of base salary (4)	—	—	—	—	$1,753,830	$1,753,830
Continuation of health care benefits (5)	—	—	—	—	—	—
Retirement benefit—SERP (6)	—	—	—	$244,519	$21,182	$84,726
Retirement health benefit—SERHP (7)	—	—	—	$345,874	$345,874	$345,874
Outplacement services	—	—	—	$20,000	—	—

	$4,908,677	$—	$—	$12,439,352	$2,125,886	$2,189,430

William Sanders

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$2,853,953	$—	$—	$5,942,071	$—	$—
Equity-based compensation (2)	—	—	—	$1,127,394	—	—
Alternative long-term incentive (3)	—	—	—	$418,507	—	—

Benefits and Perquisites:
Continuation of base salary (4)	—	—	—	—	$1,375,003	$1,375,003
Continuation of health care benefits (5)	—	—	—	—	—	—
Retirement benefit—SERP (6)				$467,200	$85,930	$343,718
Retirement health benefit—SERHP (7)	—	—	—	$343,950	$343,950	$343,950
Outplacement services	—	—	—	$20,000	—	—

	$2,853,953	$—	$—	$8,319,122	$1,804,883	$2,062,671

Joseph Liberatore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$1,889,258	$—	$—	$3,933,756	$—	$—
Equity-based compensation (2)	—	—	—	$685,657	—	—
Alternative long-term incentive (3)	—	—	—	$234,876	—	—

Benefits and Perquisites:
Continuation of base salary (4)	—	—	—	—	$982,145	$982,145
Continuation of health care benefits (5)	—	—	—	—	—	—
Retirement benefit—SERP (6)				—	—	—
Retirement health benefit—SERHP (7)	—	—	—	$346,109	$346,109	$346,109
Outplacement services	—	—	—	$20,000	—	—

	$1,889,258	$—	$—	$5,220,398	$1,328,254	$1,328,254

Michael Ettore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$1,100,000	$—	$—	$1,778,404	$—	$—
Equity-based compensation (2)	—	—	—	$742,384	—	—
Alternative long-term incentive (3)	—	—	—	$76,259	—	—

Benefits and Perquisites:
Continuation of base salary (4)	—	—	—	—	$476,640	$476,640
Continuation of health care benefits (5)	—	—	—	—	—	—
Retirement benefit—SERP (6)				23,568	$2,868	$8,604
Retirement health benefit—SERHP (7)	—	—	—	$332,802	$332,802	$332,802
Outplacement services	—	—	—	$20,000	—	—

	$1,100,000	$—	$—	$2,973,417	$812,310	$818,046

Stephen McMahan

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$538,750	$—	$—	$1,741,984	$—	$—
Equity-based compensation (2)	—	—	—	$566,865	—	—
Alternative long-term incentive (3)	—	—	—	$76,259	—	—

Benefits and Perquisites:
Continuation of base salary (4)	—	—	—	—	$476,640	$476,640
Continuation of health care benefits (5)	—	—	—	—	—	—
Retirement benefit—SERP (6)				$62,102	$5,473	$16,420
Retirement health benefit—SERHP (7)	—	—	—	$337,149	$337,149	$337,149
Outplacement services	—	—	—	$20,000	—	—

	$538,750	$—	$—	$2,804,359	$819,262	$830,209

(1)	The severance payment amount depends upon the type of termination. Under column (b), the NEO is entitled to a severance payment calculated as a factor (ranging from 1.00 to 2.99) of the sum of their salary on the date of termination plus the average of their cash bonuses over a period of time (ranging from two to three years), as specified in their respective employment agreement. Under column (d), the severance payment would include the value of stock options, restricted stock, PARS, SARS and the ALTI in the calculation of the bonus whereas column (b) only includes cash bonuses. The severance payment would be paid to the NEO within 30 days of termination. No severance payment would occur under the following: (i) termination by employee without good reason (column (c)); (ii) termination by employer for cause (column (d)); (ii) death (column (f)) or (iii) disability (column (g)).
(2)	Equity-based compensation including stock options, restricted stock, PARS and SARS are treated differently depending on the type of termination, as follows:

•

Under columns (b), (c) and (d), the NEO has the ability to exercise, if necessary, all awards that were granted and vested at the date of termination. No vesting acceleration occurs as a result of termination under columns (b), (c) or (d).

•

Under column (e), all stock options, restricted stock, PARS and SARS, as reflected in the tables above, would immediately vest on a CIC event. The amounts included in column (e) represent the payout that would be received upon a CIC and is based on Kforce’s closing stock price on December 31, 2007.

•

Under column (f), upon death of the NEO, all restricted stock, PARS and SARS, as reflected in the tables above, would immediately vest. All stock options and other equity awards must be exercised, if necessary, within 90 days of the NEO’s death by their beneficiary. All stock options and other equity awards issued prior to January 1, 2007 for each NEO were fully vested as of December 31, 2007.

•

Under column (g), upon disability of the NEO, continuation of vesting would occur in accordance with the original vesting conditions for a period of 30 days after a termination notice is received (the “Disability Effective Date”). However, if the NEO dies within 2.99 years after the Disability Effective Date or if a CIC occurs prior to the Disability Effective Date, all restricted stock, PARS and SARS would immediately vest. All stock options were fully vested prior to December 31, 2007.

(3)	The ALTI, which was granted February 21, 2006 vests 100% on January 2, 2008. Based on the terms of each NEO’s employment agreement, acceleration of vesting would occur upon CIC or upon the death. The amount included in column (e) is based on the value of the ALTI using Kforce’s closing stock price on December 31, 2007 and represents the payout that would be received upon a CIC. The NEO would not be vested as of December 31, 2007 upon: (i) termination by employer without cause or by employee for good reason (column (b)); (ii) termination by employee without good reason (column (c)); (iii) termination by employer for cause (column (d)) or (iv) disability of the NEO (column (g)).
(4)

Upon termination due to the death of the NEO, salaries would be continued to their beneficiary for a period of 2.99 years except for Messrs. Ettore and McMahan for which the period is two years. Upon termination due to disability of the NEO, salaries would be continued until the earlier of (i) death, (ii) the NEOs’ 65th birthday or (iii) 2.99 years except for Messrs. Ettore and McMahan for which the term is 2 years. For purposes of this disclosure, Kforce has used 2.99 years for Messrs. Dunkel, Sanders and Liberatore and two years for Messrs. Ettore and McMahan as these are deemed to be the most probable outcome if a disability occurred on December 31, 2007, given their current ages. The annual payment amounts have been discounted at a rate of 3.25%, which approximated a 3-year treasury yield at December 31, 2007.

(5)	Although each of the NEOs employment agreements specify continuation of health care benefits upon CIC, death and disability, no amounts have been included in columns (e), (f) and (g) as each of the NEOs would be entitled to a benefit under the SERHP.
(6)	Upon termination due to disability, each NEO would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years, except Messrs. Ettore and McMahan which period would be 2.00 years. In addition, the NEOs are credited with up to 10 years of additional cumulative years of service under the SERP upon a CIC. The amount included in columns (e), (f) and (g) is the present value of the future monthly vested benefit, as determined pursuant to the SERP document, using a discount rate that was consistent with the assumptions used in Kforce’s 2007 consolidated financial statements. Upon death or disability, the NEOs are entitled to continuation of base salary pursuant to their employment agreement, thus, the amount included in columns (f) and (g) related to the SERP benefit does not include any benefit during the period the NEO is also receiving continuation of base salary.
(7)	Upon termination due to death or disability or upon the occurrence of a CIC, each NEO would be entitled to a benefit under the SERHP. The amount included in columns (e), (f) and (g) is the actuarial present value of the expected future benefit obligation, as determined using the assumptions used in Kforce’s 2007 consolidated financial statements.

Gross-Up Payments

In the event the amount payable to an NEO when termination occurs by the employer without cause or by the employee for good reason following a CIC (amounts under column (e)) is subject to an excise tax under Section 4999 of the Internal Revenue Code, Kforce is required to pay the NEO an additional amount (the “Gross-up Payment”) sufficient to leave the NEO in the same after-tax position as if no excise tax had been incurred. Based upon the requirements of Section 4999 of the Internal Revenue Code and the structure of Kforce’s employment agreements with its NEOs, Kforce does not currently believe that it would be required to pay the Gross-up Payment to the NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, Kforce had no “interlocking” relationships in which (1) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Kforce; (2) an executive officer of Kforce served as a director of another entity, one of whose executive officers served on the Compensation Committee of Kforce; or (3) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Kforce.

During 2007, the Compensation Committee consisted of W.R. Carey, Jr., Mark F. Furlong, Elaine D. Rosen (Chair) and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries and none had any relationship with Kforce requiring disclosure in this proxy statement under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Kforce has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Compensation Committee

Elaine D. Rosen (Chair)

W.R. Carey, Jr.

Mark F. Furlong

Ralph E. Struzziero

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our Annual Meeting of Shareholders in 2009 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than January 5, 2009. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2009.

In addition, the proxy solicited by the Board for the Annual Meeting of Shareholders in 2009 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 21, 2009.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Proposal on Which You May Vote—Information About the Board of Directors and Committees—Audit Committee,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Oral requests may be made by calling Kforce Investor Relations at (813) 552-5000. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

KFORCE

PROFESSIONAL STAFFING

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Electronic Voting Instructions

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Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 16, 2008.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: 01—John N. Allred (Class II) 02—Richard M. Cocchiaro (Class II) 03—A. Gordon Tunstall (Class II)

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2. Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2008.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

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CONSIDER RECEIVING FUTURE KFORCE INC. PROXY MATERIALS VIA THE INTERNET!

Please consider receiving future Kforce Inc. proxy materials in electronic form rather than in printed form. While we have not fully implemented electronic distribution of shareholder communications, your advance consent will assist us in preparing materials for electronic distribution in the future. While voting via the Internet, just click the appropriate box to give your consent. Kforce Inc. believes that the electronic distribution of our proxy materials will allow us to provide our shareholders with the information they need in a timelier manner while also reducing the environmental impact and lowering the costs to Kforce Inc. of printing and distributing the proxy materials.

Accessing Kforce Inc.’s future proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access Kforce Inc.’s proxy materials via the Internet, you will continue to receive them in the mail.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

KFORCE

PROFESSIONAL STAFFING

Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH J. LIBERATORE and MICHAEL BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on June 17, 2008 at 8:00 a.m. Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.

The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for the fiscal year ending December 31,2008, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE